PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel
713.629.1316
MITCHAM INDUSTRIES REPORTS SECOND QUARTER RESULTS
HUNTSVILLE, Texas — September 14, 2005 — Mitcham Industries, Inc. (NASDAQ: MIND) today reported revenues for its second quarter ended July 31, 2005 of $7.0 million, up 10% from revenues of $6.4 million recorded in the comparable quarter of the previous year. Revenues for the quarter reflected strong growth in the Company’s core leasing business, one month of Seamap’s operations and a decline in used equipment sales. Net income for the second quarter totaled $1.2 million, or $0.13 per diluted share, as compared to $155,000, or $0.02 per diluted share, in last year’s second quarter.
“The second quarter was outstanding for our core leasing business,” said Billy F. Mitcham, Jr., President and CEO of Mitcham Industries. “Historically, our second quarters are relatively slow. During this quarter, seismic equipment leasing revenues increased 42% over the prior year as we provided equipment around the globe to crews in North and South America, Russia, New Zealand, Australia and New Guinea.”
The Company said that its equipment sales for the quarter included used equipment sales of $1.7 million. This compares with $3.0 million in the prior year’s second quarter, when a large sale was completed. The Company noted that sales of used equipment vary considerably from quarter-to-quarter and are not indicative of growth trends as they are essentially a by-product of the Company’s operations.
“Seismic equipment leasing drives our growth,” said Mr. Mitcham. “From ongoing leasing business and bid activity, it appears that the industry is undergoing a healthy upswing in seismic exploration programs worldwide. While weather patterns have yet to play their role, we are optimistic that the typically more active winter season will continue to reflect our improving industry trends.”
For the six months ended July 31, 2005, the Company recorded revenues of $14.6 million and net income of $3.4 million, or $0.35 per diluted share, as compared to revenues of $14.6 million and net income of $1.5 million, or $0.17 per diluted share, for the comparable six-month period of the prior year.
M O R E

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.
M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
Revenues:
Equipment leasing	$4,796	$3,378	$10,992	$8,779
Equipment sales	2,206	3,015	3,648	5,820

Total revenues	7,002	6,393	14,640	14,599

Costs and expenses:
Direct costs — seismic leasing	609	211	1,206	900
Cost of equipment sales	1,072	1,263	1,764	2,814
General and administrative	2,233	2,111	4,107	3,948
Provision for doubtful accounts	—	—	79	—
Depreciation and amortization	2,155	2,706	4,332	5,413

Total costs and expenses	6,069	6,291	11,488	13,075

Operating income	933	102	3,152	1,524
Other income (expense) — net	112	(27)	197	(79)

Income from continuing operations before income taxes	1,045	75	3,349	1,445
Provision (benefit) for income taxes	(194)	—	(32)	—

Net income from continuing operations	1,239	75	3,381	1,445

Income from discontinued operations, net of income taxes	—	80	—	80

Net income	$1,239	$155	$3,381	$1,525

Income per common share from continuing operations
Basic	$0.14	$0.01	$0.38	$0.16
Diluted	$0.13	$0.01	$0.35	$0.17
Income per common share from discontinued operations
Basic	$—	$0.01	$—	$0.01
Diluted	$—	$0.01	$—	$0.01
Net Income per common share
Basic	$0.14	$0.02	$0.38	$0.17
Diluted	$0.13	$0.02	$0.35	$0.17
Shares used in computing net income per common share:
Basic	9,052,000	8,791,000	9,014,000	8,795,000
Dilutive effect of commom stock equivalents	642,000	369,000	630,000	372,000

Diluted	9,694,000	9,160,000	9,644,000	9,167,000

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	July 31,	January 31,
	2005	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,807	$13,138
Accounts receivable, net of allowance for doubtful accounts of $988 and $723	4,841	6,021
Current portion of notes receivable, net of allowance for doubtful notes of $338 and $286	844	1,192
Inventories	1,155	—
Prepaid expenses and other current assets	535	705
Current assets of discontinued operations	315	393

Total current assets	21,497	21,449
Seismic equipment lease pool, property and equipment	74,780	74,792
Accumulated depreciation of seismic equipment lease pool, property and equipment	(57,116)	(55,067)
Goodwill	5,304	—
Long-term assets of discontinued operations	73	216
Other assets	19	5

Total assets	$44,557	$41,395

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,692	$4,893
Current maturities — long-term debt	—	918
Deferred revenue	293	652
Income taxes payable	215	284
Wages payable	693	299
Accrued expenses and other current liabilities	980	458
Current liabilities of discontinued operations	14	14

Total current liabilities	3,887	7,518
Long-term debt	3,000	—

Total liabilities	6,887	7,518
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; 10,000,432 and 9,893,732 shares issued respectively	100	99
Additional paid-in capital	62,975	62,702
Treasury stock, at cost (915,000 shares)	(4,686)	(4,686)
Deferred compensation	(29)	(94)
Accumulated deficit	(22,901)	(26,282)
Accumulated other comprehensive income	2,211	2,138

Total shareholders’ equity	37,670	33,877

Total liabilities and shareholders’ equity	$44,557	$41,395

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